ABSHE2007-HE2
First Time Homebuyer
Balance: 76,003,039
428 records

Selection Criteria: First Time Homebuyer
Table of Contents
  Principal balance at Origination
  Remaining Principal Balance
  Fico Scores
  Original Term
  Remaining Term
  Property Type
  Occupancy Status
  Loan Purpose
  Original Loan to Value Ratio
  Combined Loan To Value
  Geographic Distribution By Balance
  Documentation
  Mortgage Rate
  Maximum Rate
  Gross Margin
  INITIAL RATE ADJUSTMENT CAP (ARMs ONLY)
  PERIODIC RATE ADJUSTMENT CAP (ARMs ONLY)
  Next Rate Adjustment Date
  Original Number of Months to Expiration Of Prepayment Penalty Term
  Loan Type
  Credit Grade
  Lien Position
  DTI
  Silent Second

1. Principal balance at Origination

Principal balance at Origination	Number Of Loans	Aggregate Original Principal Balance	% Loans by Original Principal Balance	Weighted Average FICO	Weighted Average LTV	Weighted Average Coupon	% of Owner Occupied By Balance
1 - 25,000	8	$182,520.00	0.24%	646	100.00%	10.502%	100.00%
25,001 - 50,000	47	1,903,572.00	2.50	645	100.00	11.587	100.00
50,001 - 75,000	44	2,690,114.00	3.54	640	97.70	11.082	97.88
75,001 - 100,000	43	3,807,524.00	5.00	642	94.44	10.335	100.00
100,001 - 125,000	47	5,252,319.00	6.90	631	88.23	9.219	100.00
125,001 - 150,000	35	4,819,133.00	6.33	642	83.55	8.289	100.00
150,001 - 175,000	32	5,216,946.00	6.86	628	82.04	7.741	100.00
175,001 - 200,000	29	5,494,741.00	7.22	636	81.34	7.654	100.00
200,001 - 250,000	42	9,452,085.00	12.42	641	81.08	7.542	100.00
250,001 - 300,000	29	7,826,282.00	10.28	644	81.65	7.267	100.00
300,001 - 400,000	36	12,421,030.00	16.32	638	80.76	7.304	100.00
400,001 - 500,000	27	12,203,505.00	16.04	639	80.51	7.130	100.00
500,001 - 600,000	9	4,825,600.00	6.34	643	80.00	7.332	100.00
Total:	428	$76,095,371.00	100.00%	639	83.44%	7.953%	99.93%

Mimimum Original Balance: 21,200.00
Maximum Original Balance: 591,200.00
Average Original Balance: 177,792.92

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2. Remaining Principal Balance

Remaining Principal Balance	Number Of Loans	Aggregate Remaining Principal Balance	% Loans by Remaining Principal Balance	Weighted Average FICO	Weighted Average LTV	Weighted Average Coupon	% of Owner Occupied By Balance
1 - 25,000	8	$182,237.07	0.24%	646	100.00%	10.502%	100.00%
25,001 - 50,000	47	1,900,926.38	2.50	645	100.00	11.587	100.00
50,001 - 75,000	44	2,686,309.61	3.53	640	97.70	11.082	97.88
75,001 - 100,000	43	3,801,154.41	5.00	642	94.44	10.335	100.00
100,001 - 125,000	47	5,239,373.88	6.89	631	88.23	9.219	100.00
125,001 - 150,000	35	4,811,815.80	6.33	642	83.55	8.289	100.00
150,001 - 175,000	32	5,210,329.67	6.86	628	82.04	7.741	100.00
175,001 - 200,000	29	5,487,210.42	7.22	636	81.34	7.654	100.00
200,001 - 250,000	42	9,442,252.12	12.42	641	81.08	7.542	100.00
250,001 - 300,000	29	7,818,900.56	10.29	644	81.65	7.267	100.00
300,001 - 400,000	36	12,404,244.95	16.32	638	80.76	7.304	100.00
400,001 - 500,000	27	12,195,139.86	16.05	639	80.51	7.130	100.00
500,001 - 600,000	9	4,823,144.11	6.35	643	80.00	7.332	100.00
Total:	428	$76,003,038.84	100.00%	639	83.44%	7.953%	99.93%

Mimimum Remaining Balance: 21,170.72
Maximum Remaining Balance: 589,835.35
Average Remaining Balance: 177,577.19

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3. Fico Scores

Fico Scores	Number Of Loans	Aggregate Remaining Principal Balance	% Loans by Remaining Principal Balance	Weighted Average FICO	Weighted Average LTV	Weighted Average Coupon	% of Owner Occupied By Balance
501 - 525	1	$74,818.09	0.10%	519	60.00%	10.575%	100.00%
551 - 575	3	317,691.75	0.42	565	85.76	9.228	100.00
576 - 600	12	1,941,545.10	2.55	593	87.71	8.961	100.00
601 - 625	154	30,163,172.66	39.69	614	82.95	7.768	100.00
626 - 650	142	22,021,863.52	28.97	637	84.15	8.145	100.00
651 - 675	65	11,367,026.68	14.96	660	83.49	8.201	100.00
676 - 700	28	6,414,962.99	8.44	685	81.79	7.481	99.11
701 - 725	10	1,811,937.15	2.38	712	82.93	7.736	100.00
726 - 750	4	754,953.97	0.99	738	80.59	6.720	100.00
751 - 775	6	590,768.71	0.78	759	92.77	9.016	100.00
776 - 800	3	544,298.22	0.72	784	82.09	7.398	100.00
Total:	428	$76,003,038.84	100.00%	639	83.44%	7.953%	99.93%

Minimum FICO: 519
Maximum FICO: 785
WA FICO: 639
nzwa FICO: 639

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4. Original Term

Original Term	Number Of Loans	Aggregate Remaining Principal Balance	% Loans by Remaining Principal Balance	Weighted Average FICO	Weighted Average LTV	Weighted Average Coupon	% of Owner Occupied By Balance
301 - 360	428	$76,003,038.84	100.00%	639	83.44%	7.953%	99.93%
Total:	428	$76,003,038.84	100.00%	639	83.44%	7.953%	99.93%

Minimum Original Term: 360
Maximum Original Term: 360
WA Original Term: 360

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5. Remaining Term

Remaining Term	Number Of Loans	Aggregate Remaining Principal Balance	% Loans by Remaining Principal Balance	Weighted Average FICO	Weighted Average LTV	Weighted Average Coupon	% of Owner Occupied By Balance
349 - 360	428	$76,003,038.84	100.00%	639	83.44%	7.953%	99.93%
Total:	428	$76,003,038.84	100.00%	639	83.44%	7.953%	99.93%

Minimum Remaining Term: 352
Maximum Remaining Term: 357
WA Remaining Term: 357

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6. Property Type

Property Type	Number Of Loans	Aggregate Remaining Principal Balance	% Loans by Remaining Principal Balance	Weighted Average FICO	Weighted Average LTV	Weighted Average Coupon	% of Owner Occupied By Balance
Sfr	265	$49,572,900.15	65.22%	640	83.27%	7.940%	100.00%
Condominium	90	14,629,089.61	19.25	640	83.11	7.896	99.61
Pud	73	11,801,049.08	15.53	632	84.56	8.077	100.00
Total:	428	$76,003,038.84	100.00%	639	83.44%	7.953%	99.93%

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7. Occupancy Status

Occupancy Status	Number Of Loans	Aggregate Remaining Principal Balance	% Loans by Remaining Principal Balance	Weighted Average FICO	Weighted Average LTV	Weighted Average Coupon	% of Owner Occupied By Balance
Owner Occ	427	$75,946,180.47	99.93%	639	83.44%	7.952%	100.00%
Non-Owner	1	56,858.37	0.07	698	85.00	9.125	0.00
Total:	428	$76,003,038.84	100.00%	639	83.44%	7.953%	99.93%

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8. Loan Purpose

Loan Purpose	Number Of Loans	Aggregate Remaining Principal Balance	% Loans by Remaining Principal Balance	Weighted Average FICO	Weighted Average LTV	Weighted Average Coupon	% of Owner Occupied By Balance
Purchase	428	$76,003,038.84	100.00%	639	83.44%	7.953%	99.93%
Total:	428	$76,003,038.84	100.00%	639	83.44%	7.953%	99.93%

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9. Original Loan to Value Ratio

Original Loan to Value Ratio	Number Of Loans	Aggregate Remaining Principal Balance	% Loans by Remaining Principal Balance	Weighted Average FICO	Weighted Average LTV	Weighted Average Coupon	% of Owner Occupied By Balance
50.01 - 60.00	1	$74,818.09	0.10%	519	60.00%	10.575%	100.00%
60.01 - 70.00	1	397,322.27	0.52	653	66.67	7.050	100.00
70.01 - 80.00	249	60,463,544.48	79.55	639	80.00	7.352	100.00
80.01 - 90.00	9	1,267,463.25	1.67	638	89.10	8.780	95.51
90.01 - 100.00	168	13,799,890.75	18.16	639	98.59	10.521	100.00
Total:	428	$76,003,038.84	100.00%	639	83.44%	7.953%	99.93%

Minimum Loan-to-Value Ratio: 60.00
Maximum Loan-to-Value Ratio: 100.00
WA Loan-to-Value Ratio By Original Balance: 83.44

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10. Combined Loan To Value

Combined Loan To Value	Number Of Loans	Aggregate Remaining Principal Balance	% Loans by Remaining Principal Balance	Weighted Average FICO	Weighted Average LTV	Weighted Average Coupon	% of Owner Occupied By Balance
50.01 - 60.00	1	$74,818.09	0.10%	519	60.00%	10.575%	100.00%
70.01 - 75.00	1	397,322.27	0.52	653	66.67	7.050	100.00
75.01 - 80.00	2	207,251.66	0.27	572	80.00	8.157	100.00
80.01 - 85.00	2	158,858.37	0.21	721	85.00	7.825	64.21
85.01 - 90.00	5	822,795.47	1.08	605	89.57	8.934	100.00
90.01 - 95.00	20	3,384,061.85	4.45	621	94.71	8.758	100.00
95.01 - 100.00	397	70,957,931.13	93.36	640	82.95	7.905	100.00
Total:	428	$76,003,038.84	100.00%	639	83.44%	7.953%	99.93%

Min CLTV: 60.00%
Max CLTV: 100.00%
WA CLTV: 99.38%

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11. Geographic Distribution By Balance

Geographic Distribution By Balance	Number Of Loans	Aggregate Remaining Principal Balance	% Loans by Remaining Principal Balance	Weighted Average FICO	Weighted Average LTV	Weighted Average Coupon	% of Owner Occupied By Balance
Alabama	2	$219,962.25	0.29%	628	84.00%	8.489%	100.00%
Arizona	28	3,653,512.31	4.81	622	82.60	7.854	100.00
California	139	32,799,471.44	43.16	640	83.25	7.837	100.00
Colorado	5	551,365.36	0.73	624	83.06	7.902	100.00
Connecticut	7	1,541,519.25	2.03	671	82.15	8.034	100.00
Delaware	1	417,516.52	0.55	620	95.00	7.750	100.00
Florida	103	17,309,685.77	22.77	642	83.23	7.927	99.67
Georgia	1	221,612.43	0.29	623	80.00	6.650	100.00
Hawaii	2	315,910.57	0.42	625	84.00	7.339	100.00
Illinois	14	2,219,854.50	2.92	655	83.83	8.052	100.00
Indiana	2	159,736.73	0.21	613	98.25	10.752	100.00
Iowa	1	117,314.75	0.15	593	94.76	10.600	100.00
Kansas	1	63,535.94	0.08	601	95.00	10.000	100.00
Kentucky	2	119,162.29	0.16	620	84.01	8.031	100.00
Louisiana	2	183,664.29	0.24	637	83.65	9.129	100.00
Maryland	10	1,523,471.36	2.00	622	80.95	7.749	100.00
Massachusetts	5	820,992.17	1.08	630	80.92	7.839	100.00
Michigan	2	221,742.07	0.29	664	86.85	8.214	100.00
Minnesota	2	170,861.24	0.22	629	84.00	9.080	100.00
Missouri	4	360,243.42	0.47	612	87.28	9.227	100.00
Nebraska	1	105,392.40	0.14	615	80.00	8.150	100.00
Nevada	12	1,854,511.65	2.44	657	81.44	7.637	100.00
New Mexico	6	687,815.32	0.90	617	82.87	8.658	100.00
New York	11	2,409,331.14	3.17	640	86.35	7.920	100.00
North Carolina	1	64,969.77	0.09	611	95.00	9.100	100.00
Ohio	1	96,636.12	0.13	594	95.00	9.150	100.00
Oklahoma	4	407,190.94	0.54	620	81.65	7.684	100.00
Oregon	3	386,424.04	0.51	622	82.22	7.666	100.00
Pennsylvania	2	256,186.61	0.34	662	100.00	10.438	100.00
Rhode Island	4	475,150.23	0.63	657	81.61	8.077	100.00
South Carolina	1	191,383.35	0.25	602	80.00	7.150	100.00
Texas	30	3,227,333.18	4.25	627	84.74	8.520	100.00
Utah	4	768,280.18	1.01	648	82.54	7.969	100.00
Washington	7	1,019,718.94	1.34	649	82.12	8.240	100.00
Wisconsin	8	1,061,580.31	1.40	626	84.17	8.747	100.00
Total:	428	$76,003,038.84	100.00%	639	83.44%	7.953%	99.93%

Total Number Of Stated Represented:: 35
Washington DC (# of loans from DC): 0

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12. Documentation

Documentation	Number Of Loans	Aggregate Remaining Principal Balance	% Loans by Remaining Principal Balance	Weighted Average FICO	Weighted Average LTV	Weighted Average Coupon	% of Owner Occupied By Balance
Full Documentation	270	$48,083,814.53	73.75%	627	83.30%	7.803%	99.88%
Stated Documentation	95	17,116,613.58	26.25	672	83.09	8.237	100.00
Total:	365	$65,200,428.11	100.00%	639	83.24%	7.917%	99.91%

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13. Mortgage Rate

Mortgage Rate	Number Of Loans	Aggregate Remaining Principal Balance	% Loans by Remaining Principal Balance	Weighted Average FICO	Weighted Average LTV	Weighted Average Coupon	% of Owner Occupied By Balance
5.001 - 5.500	1	$494,123.40	0.65%	678	80.00%	5.300%	100.00%
6.001 - 6.500	14	4,505,987.77	5.93	652	80.00	6.409	100.00
6.501 - 7.000	50	14,294,121.93	18.81	641	80.35	6.791	100.00
7.001 - 7.500	79	20,144,543.43	26.50	637	79.76	7.287	100.00
7.501 - 8.000	69	15,213,037.63	20.02	635	81.43	7.751	100.00
8.001 - 8.500	34	6,169,299.02	8.12	637	80.51	8.258	100.00
8.501 - 9.000	12	2,442,193.78	3.21	630	85.79	8.766	100.00
9.001 - 9.500	12	1,602,646.63	2.11	622	88.11	9.324	96.45
9.501 - 10.000	14	1,170,059.85	1.54	650	94.97	9.676	100.00
10.001 - 10.500	12	969,287.56	1.28	686	98.06	10.338	100.00
10.501 - 11.000	21	1,740,548.87	2.29	640	97.25	10.777	100.00
11.001 - 11.500	70	4,970,798.26	6.54	629	99.76	11.298	100.00
11.501 - 12.000	15	777,089.50	1.02	639	100.00	11.695	100.00
12.001 - 12.500	17	1,089,296.20	1.43	654	99.98	12.159	100.00
12.501 - 13.000	8	420,005.01	0.55	655	100.00	12.603	100.00
Total:	428	$76,003,038.84	100.00%	639	83.44%	7.953%	99.93%

Minimum Rate: 5.300
Maximum Rate: 12.850
WA Rate: 7.953

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14. Maximum Rate

Maximum Rate	Number Of Loans	Aggregate Remaining Principal Balance	% Loans by Remaining Principal Balance	Weighted Average FICO	Weighted Average LTV	Weighted Average Coupon	% of Owner Occupied By Balance
11.001 - 11.500	1	$494,123.40	0.81%	678	80.00%	5.300%	100.00%
12.001 - 12.500	13	4,231,595.77	6.91	653	80.00	6.410	100.00
12.501 - 13.000	44	12,702,863.57	20.74	639	80.39	6.796	100.00
13.001 - 13.500	74	18,936,079.86	30.91	637	79.75	7.290	100.00
13.501 - 14.000	63	14,146,787.80	23.09	635	81.32	7.749	100.00
14.001 - 14.500	28	5,099,524.72	8.32	641	80.62	8.228	100.00
14.501 - 15.000	12	2,442,193.78	3.99	630	85.79	8.766	100.00
15.001 - 15.500	9	1,336,243.96	2.18	622	89.51	9.328	100.00
15.501 - 16.000	7	927,035.35	1.51	645	95.63	9.661	100.00
16.001 - 16.500	3	423,484.77	0.69	647	95.57	10.397	100.00
16.501 - 17.000	5	522,480.43	0.85	607	90.86	10.686	100.00
Total:	259	$61,262,413.41	100.00%	638	81.23%	7.484%	100.00%

Minimum Maximum Rate: 11.300
Maximum Maximum Rate: 16.850
WA Maximum Rate: 13.484

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15. Gross Margin

Gross Margin	Number Of Loans	Aggregate Remaining Principal Balance	% Loans by Remaining Principal Balance	Weighted Average FICO	Weighted Average LTV	Weighted Average Coupon	% of Owner Occupied By Balance
4.001 - 4.500	7	$1,302,430.99	2.13%	675	82.40%	7.702%	100.00%
5.501 - 6.000	251	59,820,219.65	97.65	637	81.21	7.481	100.00
6.501 - 7.000	1	139,762.77	0.23	772	80.00	6.650	100.00
Total:	259	$61,262,413.41	100.00%	638	81.23%	7.484%	100.00%

Minimum Gross Margin: 4.500
Maximum Gross Margin: 6.650
WA Gross Margin: 5.970

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16. INITIAL RATE ADJUSTMENT CAP (ARMs ONLY)

INITIAL RATE ADJUSTMENT CAP (ARMs ONLY)	Number Of Loans	Aggregate Remaining Principal Balance	% Loans by Remaining Principal Balance	Weighted Average FICO	Weighted Average LTV	Weighted Average Coupon	% of Owner Occupied By Balance
2.000	259	$61,262,413.41	100.00%	638	81.23%	7.484%	100.00%
Total:	259	$61,262,413.41	100.00%	638	81.23%	7.484%	100.00%

Min Initial Cap: 2.000%
Max Initial Cap: 2.000%
WA Initial Cap: 2.000%

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17. PERIODIC RATE ADJUSTMENT CAP (ARMs ONLY)

PERIODIC RATE ADJUSTMENT CAP (ARMs ONLY)	Number Of Loans	Aggregate Remaining Principal Balance	% Loans by Remaining Principal Balance	Weighted Average FICO	Weighted Average LTV	Weighted Average Coupon	% of Owner Occupied By Balance
1.000	259	$61,262,413.41	100.00%	638	81.23%	7.484%	100.00%
Total:	259	$61,262,413.41	100.00%	638	81.23%	7.484%	100.00%

Min PERCAP: 1.000%
Max PERCAP: 1.000%
WA PERCAP: 1.000%

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18. Next Rate Adjustment Date

Next Rate Adjustment Date	Number Of Loans	Aggregate Remaining Principal Balance	% Loans by Remaining Principal Balance	Weighted Average FICO	Weighted Average LTV	Weighted Average Coupon	% of Owner Occupied By Balance
2008-09	1	$397,322.27	0.65%	653	66.67%	7.050%	100.00%
2008-10	1	86,006.26	0.14	645	80.00	8.250	100.00
2008-11	5	1,103,784.00	1.80	615	79.98	7.940	100.00
2008-12	8	1,423,206.68	2.32	631	81.02	7.545	100.00
2009-01	51	12,276,998.20	20.04	630	80.58	7.327	100.00
2009-02	136	34,402,938.57	56.16	642	81.51	7.525	100.00
2009-11	3	789,477.37	1.29	674	80.00	6.243	100.00
2009-12	3	671,756.75	1.10	612	90.33	8.131	100.00
2010-01	23	4,476,552.57	7.31	618	82.15	7.646	100.00
2010-02	28	5,634,370.74	9.20	654	80.68	7.462	100.00
Total:	259	$61,262,413.41	100.00%	638	81.23%	7.484%	100.00%

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19. Original Number of Months to Expiration Of Prepayment Penalty Term

Original Number of Months to Expiration Of Prepayment Penalty Term	Number Of Loans	Aggregate Remaining Principal Balance	% Loans by Remaining Principal Balance	Weighted Average FICO	Weighted Average LTV	Weighted Average Coupon	% of Owner Occupied By Balance
0	203	$22,086,680.34	29.06%	641	89.17%	9.304%	100.00%
12	13	3,506,364.17	4.61	628	79.57	7.630	100.00
24	170	40,820,741.28	53.71	637	81.21	7.397	100.00
36	42	9,589,253.05	12.62	644	81.12	7.330	99.41
Total:	428	$76,003,038.84	100.00%	639	83.44%	7.953%	99.93%

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20. Loan Type

Loan Type	Number Of Loans	Aggregate Remaining Principal Balance	% Loans by Remaining Principal Balance	Weighted Average FICO	Weighted Average LTV	Weighted Average Coupon	% of Owner Occupied By Balance
2/28 ARM	57	$10,303,488.99	13.56%	640	82.17%	7.886%	100.00%
2/28 ARM - 40YR Dual Amortization	61	13,889,057.72	18.27	645	82.06	7.625	100.00
2/28 ARM - 5 YR IO	84	25,497,709.27	33.55	633	80.16	7.243	100.00
30 YR FIXED	158	12,069,276.85	15.88	642	95.28	10.455	99.53
30 YR FIXED Dual Amortization	6	1,069,836.58	1.41	630	81.12	7.838	100.00
30 YR FIXED - 5 YR IO	5	1,601,512.00	2.11	649	80.00	7.107	100.00
3/27 ARM	25	4,015,789.21	5.28	626	83.36	7.979	100.00
3/27 ARM - 40YR Dual Amortization	19	3,970,142.23	5.22	649	80.47	7.346	100.00
3/27 ARM - 5 YR IO	13	3,586,225.99	4.72	642	81.39	7.098	100.00
Total:	428	$76,003,038.84	100.00%	639	83.44%	7.953%	99.93%

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21. Credit Grade

Credit Grade	Number Of Loans	Aggregate Remaining Principal Balance	% Loans by Remaining Principal Balance	Weighted Average FICO	Weighted Average LTV	Weighted Average Coupon	% of Owner Occupied By Balance
1	426	$75,788,995.38	99.72%	639	83.45%	7.948%	99.92%
2	2	214,043.46	0.28	615	79.51	9.843	100.00
Total:	428	$76,003,038.84	100.00%	639	83.44%	7.953%	99.93%

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22. Lien Position

Lien Position	Number Of Loans	Aggregate Remaining Principal Balance	% Loans by Remaining Principal Balance	Weighted Average FICO	Weighted Average LTV	Weighted Average Coupon	% of Owner Occupied By Balance
1	289	$67,054,238.38	88.23%	638	81.23%	7.500%	99.92%
2	139	8,948,800.46	11.77	644	99.99	11.346	100.00
Total:	428	$76,003,038.84	100.00%	639	83.44%	7.953%	99.93%

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23. DTI

DTI	Number Of Loans	Aggregate Remaining Principal Balance	% Loans by Remaining Principal Balance	Weighted Average FICO	Weighted Average LTV	Weighted Average Coupon	% of Owner Occupied By Balance
0.01 - 5.00	2	$461,797.62	0.61%	665	83.17%	7.399%	100.00%
5.01 - 10.00	1	39,934.93	0.05	664	100.00	10.800	100.00
10.01 - 15.00	4	572,154.24	0.75	624	82.81	7.725	100.00
15.01 - 20.00	6	891,698.74	1.17	650	84.57	7.733	100.00
20.01 - 25.00	6	1,342,580.62	1.77	657	83.03	7.369	100.00
25.01 - 30.00	18	2,814,711.55	3.70	624	84.06	8.364	100.00
30.01 - 35.00	44	7,453,633.93	9.81	631	83.40	7.911	99.24
35.01 - 40.00	87	16,228,664.81	21.35	636	82.94	7.810	100.00
40.01 - 45.00	112	19,233,734.41	25.31	640	84.43	8.051	100.00
45.01 - 50.00	147	26,566,805.72	34.95	641	83.20	7.998	100.00
50.01 - 55.00	1	397,322.27	0.52	653	66.67	7.050	100.00
Total:	428	$76,003,038.84	100.00%	639	83.44%	7.953%	99.93%

Minimum: 2.00
Max DTI: 55.00
nzwa DTI: 41.12

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24. Silent Second

Silent Second	Number Of Loans	Aggregate Remaining Principal Balance	% Loans by Remaining Principal Balance	Weighted Average FICO	Weighted Average LTV	Weighted Average Coupon	% of Owner Occupied By Balance
N	175	$14,719,961.70	19.37%	635	97.62%	10.394%	99.61%
Y	253	61,283,077.14	80.63	640	80.03	7.367	100.00
Total:	428	$76,003,038.84	100.00%	639	83.44%	7.953%	99.93%

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May 10, 2007 12:46

11 Madison Avenue - Fifth floor
NY, NY 10010

Disclaimer The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-131465 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein. The securities are being offered when, as and if issued. In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any "indications of interest" expressed by you, and any "soft circles" generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.